TRACTOR SUPPLY COMPANY REPORTS FOURTH QUARTER AND FISCAL YEAR 2023 FINANCIAL RESULTS; PROVIDES FISCAL YEAR 2024 OUTLOOK

Brentwood, Tenn., February 1, 2024 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States (the “Company”), today reported financial results for its fourth quarter (13 weeks) and fiscal year (52 weeks) ended December 30, 2023. The comparable prior-year periods in fiscal 2022 included 14 weeks and 53 weeks, respectively.

●	Fourth Quarter Sales Performance Was in Line with the Company’s Expectations with a Comparable Store Sales Decline of 4.2%
●	Fiscal Year 2023 Net Sales Increased 2.5%; Fiscal Year Comparable Store Sales Were Even with the Prior Year
●	Fourth Quarter Diluted Earnings per Share (“EPS”) of $2.28 and Fiscal Year 2023 Diluted EPS of $10.09
●	Returned More Than $1.0 Billion of Capital to Shareholders in Fiscal Year 2023
●	Company Provides Fiscal Year 2024 Diluted EPS Outlook of $9.85 to $10.50

"As we recently marked Tractor Supply’s milestone 85th anniversary, my thanks and appreciation go out to our more than 50,000 Team Members for their dedication to Life Out Here and for living our Mission and Values. While our financial performance in 2023 did not meet our initial expectations, our team successfully navigated a highly dynamic environment with agility, operational resiliency and a focus on our strategic investments. As we exit 2023, our business has never been stronger. Our healthy customer engagement, all time high customer satisfaction scores, peak productivity of our supply chain, technology enhancements and the scaled transformation of our store base all serve as proof points of the strength of our business," said Hal Lawton, President and Chief Executive Officer of Tractor Supply.

"In 2024, we will continue to invest to strengthen our competitive advantages and to capture the significant growth opportunities in our market. We believe that our business can continue to perform well in the coming years given the investments we have made in our Life Out Here strategy. We remain excited about our bright future and are committed to delivering sustained long-term value creation for our shareholders," said Lawton.

Fourth Quarter 2023 Results
Net sales for the fourth quarter of 2023 decreased 8.6% to $3.66 billion from $4.01 billion in the fourth quarter of 2022. The prior year’s fourth quarter included an extra sales week as part of the Company’s 53-week calendar in 2022, which negatively impacted the period over period sales performance by approximately 5.6 percentage points. The decrease in net sales was also attributable to a decline in comparable store sales, partially offset by positive sales contributions from new stores. Comparable store sales decreased 4.2%, as compared to an increase of 8.6% in the prior year’s fourth quarter, driven by a comparable average ticket decline of 1.5% and a comparable average transaction count decline of 2.7%. Comparable store sales performance reflects continued strength in year-round consumable, usable and edible (“C.U.E.”) categories, offset by softness in cold weather products, discretionary categories and, to a lesser extent, big ticket items. In the fourth quarter of 2022, comparable store sales benefited by approximately 200 basis points from a late December winter storm.

Gross profit decreased 5.2% to $1.29 billion from $1.36 billion in the prior year’s fourth quarter, while gross margin increased 129 basis points to 35.3% from 34.0% in the prior year’s fourth quarter. The gross margin rate increase was attributable to ongoing lower transportation costs and disciplined product cost management, modestly offset by negative product mix. Gross margin continued to benefit from the Company’s ongoing execution of an everyday low price strategy, complemented by the use of its Neighbor’s Club loyalty program.

Selling, general and administrative (“SG&A”) expenses, including depreciation and amortization, decreased 4.5% to $958.8 million from $1.00 billion in the prior year’s fourth quarter. As a percentage of net sales, SG&A expenses increased 113 basis points to 26.2% from 25.1% in the fourth quarter of 2022. The increase in SG&A as a percentage of net sales was primarily attributable to the Company’s planned growth investments, which included higher depreciation and amortization and the onboarding of a new distribution center, as well as higher medical claims and fixed cost deleverage. These factors were partially offset by a decrease in incentive compensation and the completion of a previously announced sale-leaseback of five Tractor Supply store locations. The sale-leaseback benefited SG&A by approximately 40 basis points.

Operating income decreased 7.0% to $334.2 million from $359.2 million in the fourth quarter of 2022.

The effective income tax rate was 23.1% compared to 22.4% in the fourth quarter of 2022.

Net income decreased 8.5% to $247.9 million from $270.9 million. Diluted EPS decreased 6.2% to $2.28 compared to $2.43 in the fourth quarter of 2022. The benefit of the 53rd week contributed approximately $0.16 to diluted EPS in the fourth quarter of 2022.

The Company repurchased approximately 0.5 million shares of its common stock for $110.4 million and paid quarterly cash dividends totaling $111.4 million, returning $221.8 million of capital to shareholders in the fourth quarter of 2023.

The Company opened 19 new Tractor Supply stores and three new Petsense by Tractor Supply stores, and closed one Tractor Supply store in the fourth quarter of 2023.

Fiscal Year 2023 Results
Net sales for fiscal 2023 increased 2.5% to $14.56 billion from $14.20 billion in fiscal 2022. Comparable store sales were even with the prior year versus a 6.3% increase in fiscal 2022.

Gross profit increased 5.1% to $5.23 billion from $4.97 billion in fiscal 2022, and gross margin increased 92 basis points to 35.9% from 35.0% in fiscal 2022.

SG&A expenses, including depreciation and amortization and asset impairment, increased 6.0% to $3.75 billion from $3.54 billion in fiscal 2022. As a percent of net sales, SG&A expenses increased 86 basis points to 25.8% from 24.9% in fiscal 2022.

Operating income increased 3.1% to $1.48 billion compared to $1.43 billion in fiscal 2022.

The effective income tax rate was 22.7% compared to 22.5% in fiscal 2022.

Net income increased 1.7% to $1.11 billion from $1.09 billion, and diluted EPS increased 3.9% to $10.09 from $9.71 in fiscal 2022. The benefit of the 53rd week contributed approximately $0.16 to diluted EPS in fiscal 2022.

In fiscal 2023, the Company repurchased approximately 2.7 million shares of its common stock for $597.0 million. The Company also paid quarterly cash dividends totaling $449.6 million during fiscal 2023, returning $1.05 billion of capital to shareholders.

During fiscal 2023, the Company opened 70 new Tractor Supply stores and 13 new Petsense by Tractor Supply stores, and closed one Tractor Supply store and one Petsense by Tractor Supply store. In 2023, the Company rebranded 81 Orscheln Farm and Home stores to Tractor Supply that it acquired in 2022.

Fiscal Year 2024 Financial Outlook
The Company is providing its financial guidance for fiscal 2024. This outlook is based on what the Company can reasonably predict at this time.

For fiscal 2024, the Company expects the following:

Net Sales	$14.7 billion to $15.1 billion
Comparable Store Sales	(1.0%) to +1.5%
Operating Margin Rate	9.7% to 10.1%
Net Income	$1.06 billion to $1.13 billion
Earnings per Diluted Share	$9.85 to $10.50
Capital Expenditures, Net of Sale Leaseback Proceeds	$625 million to $700 million
Share Repurchases	$575 million to $625 million

Capital plans for 2024 include opening a total of approximately 80 Tractor Supply stores, continuing Project Fusion remodels and garden center transformations, completion of its 10th distribution center and opening a total of 10 to 15 new Petsense by Tractor Supply stores. The fiscal year 2024 EPS guidance also includes benefits from the Company’s ongoing sale-leaseback transactions which the Company anticipates will be in line with the prior year’s transactions.

Conference Call Information
Tractor Supply Company will hold a conference call today, Thursday, February 1, 2024 at 10 a.m. ET. The call will be webcast live at IR.TractorSupply.com. An investor presentation will be available on the investor relations section of the Company’s website at least 15 minutes prior to the conference call.

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the webcast.

A replay of the webcast will also be available at IR.TractorSupply.com shortly after the conference call concludes.

About Tractor Supply Company
For 85 years, Tractor Supply Company (NASDAQ: TSCO) has been passionate about serving the needs of recreational farmers, ranchers, homeowners, gardeners, pet enthusiasts and all those who enjoy living Life Out Here. Tractor Supply is the largest rural lifestyle retailer in the U.S., ranking 291 on the Fortune 500. The Company’s more than 50,000 Team Members are known for delivering legendary service and helping customers pursue their passions, whether that means being closer to the land, taking care of animals or living a hands-on, DIY lifestyle. In store and online, Tractor Supply provides what customers need – anytime, anywhere, any way they choose at the low prices they deserve.

As of December 30, 2023, the Company operated 2,216 Tractor Supply stores in 49 states. For more information on Tractor Supply, visit www.tractorsupply.com.

Tractor Supply Company also owns and operates Petsense by Tractor Supply, a small-box pet specialty supply retailer providing products and services for pet owners. As of December 30, 2023, the Company operated 198 Petsense by Tractor Supply stores in 23 states. For more information on Petsense by Tractor Supply, visit www.Petsense.com.

Forward-Looking Statements
This press release contains certain forward-looking statements, including statements regarding market share gains, positive customer trends, new stores and distribution centers, the Orscheln Farm and Home conversion, property development plans, and financial guidance for 2024, including net sales, comparable store sales, operating margin rates, net income, diluted earnings per share, capital expenditures and plans, share repurchase, and sale-leaseback transactions. All forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. Forward-looking statements are usually identified by or are associated with such words as “will,” “would,” “intend,” “expect,” “continue,” “believe,” “anticipate,” “optimistic,” “forecasted” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. As with any business, all phases of our operations are subject to facts outside of our control. These factors include, without limitation, national, regional, and local economic conditions affecting consumer spending; the timing and mix of goods sold; the timing and acceptance of new products; purchase price volatility (including inflationary and deflationary pressures), transportation costs and constraints in the supply chain affecting timing and availability of merchandise inventory; the ability to increase sales at existing stores or on our e-commerce platforms; the ability to manage growth and identify suitable locations; the ability to open new stores in the time, manner, and number currently contemplated; the ability to execute definitive agreements, satisfy closing conditions and close periodically planned sale-leaseback transactions on a timely basis, on favorable terms or at all; economic uncertainty, including rising costs for commodities, raw materials, energy, and finished goods; the ability to successfully manage expenses and to execute our key gross margin enhancing initiatives; the ability to open distribution centers in the anticipated timeframe and within budget; the impact of new stores on our business; competition, including that from online competitors; weather conditions; the seasonal nature of our business; the ability to retain vendors and our reliance on foreign suppliers; the ability to attract, train, and retain qualified employees, as well as increasing labor and benefit costs; rising interest rates; tightening of credit markets; continued domestic impact of global geopolitical unrest; continued disruption and uncertainty in the supply chain and shipping channels, including potential disruption to domestic transportation channels; the impact of public health issues; difficulties in integration of Orscheln Farm and Home; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement of an acquisition; significant increases in costs or significant delays associated with new store openings, remodels, or relocations; our ability to meet our sustainability, stewardship, carbon emission, and Diversity, Equity, and Inclusion related Environmental, Social, and Governance projections, goals, and commitments; the imposition of tariffs on imported products or the disallowance of tax deductions on imported products; potential judgments, fines, legal fees, and other costs; breach of information systems or theft of employee or customer data; effective tax rate changes and results of examination by taxing authorities; the ability to maintain an effective system of internal control over financial reporting and changes in accounting standards, assumptions, and estimates; severe weather and the effects of climate change as well as those factors discussed in the “Risk Factors” section of the Company’s Annual Reports or Form 10-K and other filings with the Securities and Exchange Commission. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

(Financial tables to follow)

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share and percentage data)

	Three Months Ended				Year Ended
	December 30, 2023		December 31, 2022		December 30, 2023		December 31, 2022
	(13 weeks)		(14 weeks)		(52 weeks)		(53 weeks)
		% of		% of		% of		% of
		Net		Net		Net		Net
		Sales		Sales		Sales		Sales
Net sales	$3,659,841	100.00%	$4,006,375	100.00%	$14,555,741	100.00%	$14,204,717	100.00%
Cost of merchandise sold	2,366,778	64.67	2,642,750	65.96	9,327,522	64.08	9,232,513	65.00
Gross profit	1,293,063	35.33	1,363,625	34.04	5,228,219	35.92	4,972,204	35.00
Selling, general and administrative expenses	855,554	23.38	909,595	22.70	3,356,258	23.06	3,194,199	22.48
Depreciation and amortization	103,274	2.82	94,820	2.37	393,049	2.70	343,062	2.42
Operating income	334,235	9.13	359,210	8.97	1,478,912	10.16	1,434,943	10.10
Interest expense, net	11,948	0.33	10,241	0.26	46,510	0.32	30,633	0.22
Income before income taxes	322,287	8.80	348,969	8.71	1,432,402	9.84	1,404,310	9.88
Income tax expense	74,384	2.03	78,099	1.95	325,176	2.23	315,598	2.22
Net income	$247,903	6.77%	$270,870	6.76%	$1,107,226	7.61%	$1,088,712	7.66%

Net income per share:
Basic	$2.29		$2.45		$10.15		$9.78
Diluted	$2.28		$2.43		$10.09		$9.71

Weighted average shares outstanding:
Basic	108,139		110,433		109,096		111,336
Diluted	108,819		111,282		109,746		112,149

Dividends declared per common share outstanding	$1.03		$0.92		$4.12		$3.68

Note: Percent of net sales amounts may not sum to totals due to rounding.

Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands)

	Three Months Ended		Year Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
	(13 weeks)	(14 weeks)	(13 weeks)	(53 weeks)
Net income	$247,903	$270,870	$1,107,226	$1,088,712

Other comprehensive (loss) / income:
Change in fair value of interest rate swaps, net of taxes	(2,499)	(1,023)	(4,482)	9,930
Total other comprehensive (loss) / income	(2,499)	(1,023)	(4,482)	9,930
Total comprehensive income	$245,404	$269,847	$1,102,744	$1,098,642

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	December 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$397,071	$202,502
Inventories	2,645,854	2,709,597
Prepaid expenses and other current assets	218,553	245,676
Income taxes receivable	2,461	—
Total current assets	3,263,939	3,157,775
Property and equipment, net	2,437,184	2,083,616
Operating lease right-of-use assets	3,141,971	2,953,801
Goodwill and other intangible assets	269,520	253,262
Other assets	43,600	41,536
Total assets	$9,156,214	$8,489,990

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,179,803	$1,398,288
Accrued employee compensation	91,478	120,302
Other accrued expenses	533,029	498,575
Current portion of finance lease liabilities	3,311	3,179
Current portion of operating lease liabilities	369,461	346,397
Income taxes payable	—	9,471
Total current liabilities	2,177,082	2,376,212
Long-term debt	1,728,964	1,164,056
Finance lease liabilities, less current portion	31,388	34,651
Operating lease liabilities, less current portion	2,902,858	2,721,877
Deferred income taxes	28,095	30,775
Other long-term liabilities	138,065	120,003
Total liabilities	7,006,452	6,447,574

Stockholders’ equity:
Common stock	1,419	1,415
Additional paid-in capital	1,318,446	1,261,283
Treasury stock	(5,458,855)	(4,855,909)
Accumulated other comprehensive income	6,793	11,275
Retained earnings	6,281,959	5,624,352
Total stockholders’ equity	2,149,762	2,042,416
Total liabilities and stockholders’ equity	$9,156,214	$8,489,990

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Year Ended
	December 30, 2023	December 31, 2022
Cash flows from operating activities:
Net income	$1,107,226	$1,088,712
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	393,049	343,062
(Gain)/loss on disposition of property and equipment	(48,013)	2,158
Share-based compensation expense	57,015	53,832
Deferred income taxes	6,172	51,693
Change in assets and liabilities:
Inventories	40,872	(349,742)
Prepaid expenses and other current assets	22,380	(64,060)
Accounts payable	(218,829)	162,335
Accrued employee compensation	(31,498)	6,433
Other accrued expenses	(13,082)	(13,137)
Income taxes	(11,931)	26,570
Other	30,672	49,123
Net cash provided by operating activities	1,334,033	1,356,979
Cash flows from investing activities:
Capital expenditures	(753,883)	(773,369)
Proceeds from sale of property and equipment	86,504	1,044
Acquisition of Orscheln, net of cash acquired	—	(390,765)
Proceeds from sale of business assets	14,310	69,364
Net cash used in investing activities	(653,069)	(1,093,726)
Cash flows from financing activities:
Borrowings under debt facilities	1,767,000	1,010,000
Repayments under debt facilities	(1,195,000)	(832,000)
Debt discounts and issuance costs	(9,729)	—
Principal payments under finance lease liabilities	(4,808)	(4,058)
Repurchase of shares to satisfy tax obligations	(24,245)	(28,592)
Repurchase of common stock	(594,390)	(700,063)
Net proceeds from issuance of common stock	24,397	25,535
Cash dividends paid to stockholders	(449,620)	(409,603)
Net cash used in financing activities	(486,395)	(938,781)
Net increase/(decrease) in cash and cash equivalents	194,569	(675,528)
Cash and cash equivalents at beginning of period	202,502	878,030
Cash and cash equivalents at end of period	$397,071	$202,502

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$56,315	$26,367
Income taxes cash paid	325,222	239,129
Supplemental disclosures of non-cash activities:
Non-cash accruals for property and equipment	$60,055	$45,742
Increase of operating lease assets and liabilities from new or modified leases	628,991	416,457
Increase of finance lease assets and liabilities from new or modified leases	450	5,143

Selected Financial and Operating Information
(Unaudited)

	Three Months Ended		Year Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)
Sales Information:
Comparable store sales (decrease)/increase	(4.2)%	8.6%	—%	6.3%
New store sales (% of total sales)	4.2%	4.0%	4.5%	2.8%
Average transaction value	$60.48	$61.56	$60.67	$60.42
Comparable store average transaction value (decrease)/increase (a)	(1.5)%	6.3%	0.4%	6.9%
Comparable store average transaction count (decrease)/increase	(2.7)%	2.3%	(0.4)%	(0.6)%
Total selling square footage (000’s)	38,476	37,269	38,476	37,269
Exclusive brands (% of total sales)	29.6%	30.9%	28.6%	30.0%
Imports (% of total sales)	14.8%	15.5%	12.2%	12.5%

Store Count Information:
Tractor Supply (including Orscheln Farm and Home stores)
Beginning of period	2,198	2,027	2,147	2,003
New stores opened	19	39	70	63
Stores closed	(1)	—	(1)	—
Stores acquired	—	81	—	81
End of period	2,216	2,147	2,216	2,147
Petsense by Tractor Supply
Beginning of period	195	180	186	178
New stores opened	3	6	13	9
Stores closed	—	—	(1)	(1)
End of period	198	186	198	186
Consolidated end of period	2,414	2,333	2,414	2,333

Pre-opening costs (000’s)	$2,493	$5,111	$13,178	$10,183

Balance Sheet Information:
Average inventory per store (000’s) (b)	$1,026.0	$1,082.7	$1,026.0	$1,082.7
Inventory turns (annualized)	3.51	3.77	3.49	3.79
Share repurchase program:
Cost (000’s) (c)	$111,553	$92,047	$602,947	$700,063
Average purchase price per share	$203.78	$209.12	$218.54	$207.23

(a) Comparable store average transaction value changes include the impact of transaction value changes achieved on the current period change in transaction count.
(b) Assumes average inventory cost, excluding inventory in transit.
(c) Effective January 1, 2023, the Company’s share repurchases are subject to a 1% excise tax as a result of the Inflation Reduction Act of 2022. Excise taxes incurred on share repurchases represent direct costs of the repurchase and are recorded as a part of the cost basis of the shares within treasury stock.
Note: Comparable store metrics percentages may not sum to total due to rounding.
Note: For prior year selected financial and operating information, with the exception of store count information, new stores sales (% of total sales), total selling square footage, and average inventory per store, all metrics listed above exclude unconverted Orscheln Farm and Home stores.

	Three Months Ended		Year Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Capital Expenditures (millions):
Existing stores	$83.8	$140.8	$330.0	$367.7
New and relocated stores and stores not yet opened	58.3	67.8	130.6	126.7
Information technology	48.2	42.6	134.6	119.5
Distribution center capacity and improvements	35.8	70.7	156.2	156.1
Corporate and other	1.1	0.3	2.5	3.4
Total	$227.2	$322.2	$753.9	$773.4